UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 30, 2011

ServiceSource International, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35108	81-0578975
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

634 Second Street

San Francisco, California 94107

(Address of principal executive offices, Zip code)

(415) 901-6030

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On March 30, 2011, ServiceSource International, Inc., a Delaware corporation, (the “Company”), closed its initial public offering of 13,731,153 shares of its common stock, which included 9,791,020 shares of common stock sold by the Company (inclusive of 1,791,020 shares of common stock from the full exercise of the over-allotment option granted to the underwriters) and 3,940,133 shares of common stock sold by the selling stockholders. The public offering price of the shares sold in the offering was $10.00 per share. The total gross proceeds from the offering to the Company were $97.9 million. After deducting underwriting discounts and commissions and offering expenses payable by the Company, the aggregate net proceeds received by the Company totaled approximately $88.0 million. The Company did not receive any proceeds from the sales of shares by the selling stockholders.

In addition, in connection with the completion of its initial public offering, the Company is filing its Certificate of Incorporation and bylaws as Exhibit 3.1 and Exhibit 3.2 hereto, respectively.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit Number	Description

3.1	Certificate of Incorporation of the Company filed March 24, 2011

3.2	Bylaws of the Company dated March 24, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 1, 2011

SERVICESOURCE INTERNATIONAL, INC.

By:	/s/ Paul D. Warenski
Name:	Paul D. Warenski
Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

3.1	Certificate of Incorporation of the Company filed March 24, 2011

3.2	Bylaws of the Company dated March 24, 2011